EXHIBIT 99.1

HSN, Inc. Reports Third Quarter 2016 Results

HSNi Results for the Third Quarter 2016:

  Company divested of its TravelSmith and Chasing Fireflies businesses
  Net sales decreased 5%, or 3% excluding the impact of the divested businesses
  Digital sales up 2% with sales penetration increasing 330 basis points to 53%
  Diluted EPS was $0.38; Adjusted EPS was $0.52

ST. PETERSBURG, Fla., Nov. 07, 2016 (GLOBE NEWSWIRE) -- HSN, Inc. (NASDAQ:HSNI) reported results for the third quarter ended September 30, 2016 for HSN, Inc. (“HSNi” or “Company”) and its two operating segments, HSN and Cornerstone.

Table 1
HSNi SUMMARY RESULTS AND KEY OPERATING METRICS (a) (In millions, except per share and average price point amounts)
	Q3 2016	Q3 2015	Change
Net Sales	$823.0	$864.9	(5%)

GAAP results:
Operating Income	$36.9	$57.8	(36%)
Net Income	$20.2	$34.2	(41%)
Diluted EPS	$0.38	$0.64	(41%)

Non-GAAP results: (b)
Adjusted EBITDA	$62.9	$78.1	(19%)
Adjusted Net Income	$27.2	$37.5	(27%)
Adjusted EPS	$0.52	$0.70	(26%)

Average price point	$61.75	$63.95	(3%)
Units shipped	14.9	15.1	(2%)
Gross profit rate	34.0%	35.4%	(140 bps)
Return rate	15.3%	15.7%	40 bps
Digital sales penetration	52.7%	49.4%	330 bps

(a) Includes the results of TravelSmith and Chasing Fireflies through the date of the divestiture on September 8, 2016.
(b) See reconciliation of Non-GAAP to GAAP measures in Table 4.

Third Quarter 2016 Results vs Third Quarter 2015 Results

  On September 8, 2016, Cornerstone completed the divestiture of TravelSmith and Chasing Fireflies, two of the apparel brands within its portfolio.  In the third quarter of 2016, Cornerstone recorded a loss on sale of $11.2 million.

  HSNi’s net sales, which include the results of TravelSmith and Chasing Fireflies through the date of sale, decreased 4.8% to $823.0 million.  HSN’s net sales decreased 3.5% to $569.7 million.  Cornerstone’s net sales, which include the results of TravelSmith and Chasing Fireflies through the date of sale, decreased 7.6% to $253.4 million.  Excluding the results of TravelSmith and Chasing Fireflies from both periods, HSNi's and Cornerstone's net sales decreased 3.3% and 2.6%, respectively.  HSNi's digital sales grew 2% with penetration increasing 330 basis points to 52.7%.

  HSNi's operating income, which includes a loss of $11.2 million related to the divestiture of TravelSmith and Chasing Fireflies recorded within the Cornerstone segment, decreased 36% to $36.9 million.  HSN's operating income decreased 16% to $47.0 million.  Cornerstone's operating loss was $10.1 million compared to operating income of $1.6 million in the prior year.

  Net income was $20.2 million compared to $34.2 million in the prior year.

  HSNi’s Adjusted EBITDA decreased 19% to $62.9 million.  HSN's Adjusted EBITDA decreased 14% to $58.0 million.  Cornerstone's Adjusted EBITDA was $4.9 million, a decrease of $6.1 million.

  Diluted EPS, which includes the loss related to the divestiture of TravelSmith and Chasing Fireflies of $0.13 per diluted share, was $0.38 compared to $0.64 in the prior year.  Adjusted EPS was $0.52 compared to $0.70 in the prior year.

  HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable December 20, 2016 to shareholders of record as of December 7, 2016.

“Similar to last quarter, our third quarter results reflect weaker performance in specific HSN merchandising categories; softness in the outdoor segment within the Cornerstone portfolio; and a difficult consumer environment. This was compounded by disruptive and distracting high-profile media events, particularly in August and September, that influenced our customers’ buying patterns and television viewership behaviors,” stated Mindy Grossman, CEO of HSN, Inc.

“We have strategic actions underway to improve HSNi’s performance and have made progress in certain areas,” added Ms. Grossman. “These include expanding our proprietary merchandising pipeline and unique destination programming; elevating our content, digital and data capabilities; extending our distributed commerce platforms including experiential retail; and the divestiture of businesses for a focused portfolio.

“While our near-term outlook remains cautious, and it will take time to fully realize the benefits of our initiatives, I am confident in our ability to execute on our plans while proactively managing our overall expenses to drive HSNi’s long-term performance and value creation for our shareholders.”

Table 2
SEGMENT RESULTS (a)
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
Net Sales
HSN	$569.7	$590.6	(4%)	$1,705.2	$1,763.4	(3%)
Cornerstone	253.4	274.3	(8%)	788.9	829.0	(5%)
Total HSNi	$823.0	$864.9	(5%)	$2,494.1	$2,592.4	(4%)

Gross Profit
HSN	$190.0	$204.5	(7%)	$586.4	$621.3	(6%)
Cornerstone	90.1	101.7	(11%)	295.0	321.7	(8%)
Total HSNi	$280.1	$306.3	(9%)	$881.4	$943.0	(7%)

Operating Income (Loss)
HSN	$47.0	$56.2	(16%)	$151.7	$164.6	(8%)
Cornerstone	(10.1)	1.6	(716%)	(18.8)	20.9	(190%)
Total HSNi	$36.9	$57.8	(36%)	$132.9	$185.5	(28%)

Adjusted EBITDA (Non-GAAP measure) (b)
HSN	$58.0	$67.1	(14%)	$185.0	$201.5	(8%)
Cornerstone	4.9	11.0	(56%)	26.1	39.8	(35%)
Total HSNi	$62.9	$78.1	(19%)	$211.0	$241.3	(13%)
(a) Includes the results of TravelSmith and Chasing Fireflies through the date of the divestiture on September 8, 2016. Adjusted EBITDA (non-GAAP measure) excludes an $11.2 million loss on sale of businesses recorded in the third quarter of 2016 and a $20.4 million non-cash asset impairment charge recorded in the second quarter of 2016.
(b) See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS (a)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
HSN:
Average price point	$55.64	$58.34	(5%)	$55.65	$57.94	(4%)
Units shipped (millions)	11.8	11.7	1%	35.0	35.1	—%
Gross profit rate	33.3%	34.6%	(130 bps)	34.4%	35.2%	(80 bps)
Return rate	16.5%	16.8%	30 bps	16.9%	17.5%	60 bps
Digital sales penetration	44.8%	40.5%	430 bps	44.1%	40.5%	360 bps
Cornerstone:
Average price point	$84.77	$82.40	3%	$89.03	$85.93	4%
Units shipped (millions)	3.1	3.5	(11%)	9.1	10.0	(8%)
Gross profit rate	35.6%	37.1%	(150 bps)	37.4%	38.8%	(140 bps)
Return rate	12.3%	13.1%	80 bps	12.7%	13.0%	30 bps
Digital sales penetration	70.4%	68.3%	210 bps	69.9%	67.9%	200 bps
Catalog circulation (millions)	73.2	81.7	(10%)	237.6	251.3	(5%)

(a) Includes the results of TravelSmith and Chasing Fireflies through the date of the divestiture on September 8, 2016.

HSN Segment Results for the Third Quarter 2016

HSN’s net sales were $569.7 million, a decrease of 3.5% from the prior year.   Digital sales grew 6.7% with penetration increasing 430 basis points to 44.8%.  Sales grew in apparel and accessories and wellness, offset by decreases in other product categories and in shipping revenues.  The decrease in shipping revenues is primarily due to increased promotions and changes in the standard shipping rates which became effective in August 2016. Average price point decreased 5% largely due to an increase in clearance activity and changes in product mix. Units shipped increased 1%.

Gross profit decreased 7% to $190.0 million.  Gross profit rate decreased 130 basis points to 33.3% primarily due to a decrease in shipping revenues and, to a lesser extent, increased clearance activity.  Operating expenses decreased 4% to $143.0 million largely due to decreases in employee-related costs, primarily incentive compensation, and bad debt expense.  Operating expenses (excluding non-cash charges) decreased 4% to $131.9 million.

Operating income decreased 16% to $47.0 million.  Adjusted EBITDA decreased 14% to $58.0 million.

Cornerstone Segment Results for the Third Quarter 2016

On September 8, 2016, Cornerstone completed the divestiture of TravelSmith and Chasing Fireflies.  In the third quarter of 2016, Cornerstone recorded a loss on sale of $11.2 million which included cash charges of approximately $3.8 million related to transaction costs and employee and lease liabilities.  The assets and liabilities of the two brands were classified as held for sale as of June 30, 2016 which resulted in a non-cash asset impairment charge of $20.4 million recorded in the second quarter of 2016.

Cornerstone's net sales decreased 7.6% to $253.4 million.  Excluding the results of TravelSmith and Chasing Fireflies from both periods, net sales decreased 2.6% primarily due to weakness in the outdoor category and lower catalog circulation within the home brands.  Catalog circulation decreased 10% (and decreased 6% excluding the impact of TravelSmith and Chasing Fireflies).  Digital sales penetration increased 210 basis points to 70.4%.

Gross profit decreased 11% to $90.1 million and the gross profit rate decreased 150 basis points to 35.6%.  Excluding the impact of the TravelSmith and Chasing Fireflies' results, the gross profit rate decreased 90 basis points primarily due to lower product and shipping margins driven by higher promotional activity in the home brands.

Operating expenses were $100.2 million, consistent with the prior year.  Excluding non-cash charges and the loss on sale of businesses of $11.2 million, operating expenses decreased 6% to $85.2 million and were 33.6% as a percentage of net sales compared to 33.1% primarily due to lower catalog costs.

Operating loss was $10.1 million compared to operating income of $1.6 million in the prior year.  The current year results include the $11.2 million loss related to the divestiture of TravelSmith and Chasing Fireflies.  The prior year results included a $5.0 million asset impairment charge associated with Chasing Fireflies.  Adjusted EBITDA decreased $6.1 million to $4.9 million.

Liquidity and Capital Resources

As of September 30, 2016, HSNi had cash and cash equivalents of $67.4 million compared to $63.9 million at December 31, 2015 and $63.2 million at September 30, 2015.  Net cash provided by operating activities for the nine months ended September 30, 2016 increased $9.1 million to $114.0 million compared to $104.9 million in the prior year primarily due to lower investment in inventories that was partially offset by higher utilization of HSN's Flexpay offering.

As of September 30, 2016, total debt was $631.3 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in HSNi's credit agreement, of approximately 1.9x as compared to a maximum allowable leverage ratio of 3.5x.

HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable December 20, 2016 to shareholders of record as of December 7, 2016.

Since inception of its most recent share repurchase program authorized in January 2015, HSNi has repurchased a total of 1.3 million shares at an aggregate cost of $75.1 million at an average cost of $57.56 per share.  As of September 30, 2016, there were 2.7 million shares remaining under the existing share repurchase authorization.

Effective Tax Rate

The effective tax rate for HSNi was 38.7% for the third quarter of 2016 compared to 36.4% in the prior year.  The change in the effective tax rate was primarily due to a reduction in the estimated permanent tax differences for the year coupled with lower forecasted income, and as a result of adjustments related to the filing of the prior year federal income tax return.  The Company expects its annual 2016 effective tax rate to be approximately 38%.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries.  Forward-looking statements are based on management’s current expectations and assumptions which may not prove to be accurate.  Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; failure to attract and retain television viewers and secure a suitable programming tier of carriage and channel placement for the HSN television network programming; changes in shipping and handling costs, particularly if we are unable to offset them; interruption, lack of redundancy or difficulties implementing new or upgraded technology in our systems or infrastructure could affect our ability to broadcast, operate websites, process and fulfill transactions, respond to customer inquiries and/or maintain cost efficient operations; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; any material change in HSNi’s business prospects and/or strategy, including whether HSNi’s initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation, audits, claims and assessments; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi’s business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate.  All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice.  Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release.  Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements.  Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer and President of Cornerstone Brands, will hold a conference call on Monday, November 7, 2016 at 9:00 a.m., Eastern Time, to discuss these results.  Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call.  There will also be a simultaneous audio webcast available via HSNi’s website at http://www.hsni.com.

A replay of the conference call can be accessed until Monday, November 21, 2016 by dialing 855-859-2056 or 404-537-3406, plus the pass code 94629115 and will also be hosted on the company’s website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 94 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Grandin Road® and Improvements®. Cornerstone distributes approximately 290 million catalogs annually, operates five separate digital sales sites and operates 17 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$823,023	$864,868	$2,494,096	$2,592,397
Cost of sales	542,947	558,594	1,612,718	1,649,380
Gross profit	280,076	306,274	881,378	943,017
Operating expenses:
Selling and marketing	178,785	181,281	546,002	556,590
General and administrative	42,703	51,552	139,118	162,939
Depreciation and amortization	10,518	10,608	31,745	32,942
Loss on sale of businesses and asset impairment	11,195	5,000	31,595	5,000
Total operating expenses	243,201	248,441	748,460	757,471
Operating income	36,875	57,833	132,918	185,546
Interest expense, net	(4,001)	(4,063)	(11,988)	(11,241)
Income before income taxes	32,874	53,770	120,930	174,305
Income tax provision	(12,716)	(19,562)	(45,742)	(64,776)
Net income	$20,158	$34,208	$75,188	$109,529

Net income per share
Basic	$0.39	$0.65	$1.44	$2.08
Diluted	$0.38	$0.64	$1.42	$2.04

Shares used in computing earnings per share
Basic	52,356	52,736	52,376	52,658
Diluted	52,844	53,495	52,901	53,637

Dividends declared per common share	$0.35	$0.35	$1.05	$11.05

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	September 30,	December 31,	September 30,
	2016	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$67,442	$63,926	$63,174
Accounts receivable, net	226,589	306,575	208,464
Inventories	450,671	428,025	506,602
Prepaid expenses and other current assets	56,309	45,402	60,857
Total current assets	801,011	843,928	839,097
Property and equipment, net	207,216	211,793	204,668
Intangible assets, net	253,619	255,268	256,896
Goodwill	9,858	9,858	9,858
Other non-current assets	12,809	13,724	9,910
TOTAL ASSETS	$1,284,513	$1,334,571	$1,320,429
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$241,637	$254,704	$269,392
Current maturities of long-term debt	25,000	25,000	18,750
Accrued expenses and other current liabilities	191,775	235,042	188,081
Total current liabilities	458,412	514,746	476,223
Long-term debt, net of current maturities and unamortized deferred financing costs	600,687	608,108	673,910
Deferred income taxes	43,145	44,498	46,251
Other long-term liabilities	20,199	20,657	20,156
Total liabilities	1,122,443	1,188,009	1,216,540
Total shareholders' equity	162,070	146,562	103,889
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,284,513	$1,334,571	$1,320,429

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities attributable to operations:
Net income	$75,188	$109,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,745	32,942
Stock-based compensation expense	14,698	13,814
Loss on sale of businesses and asset impairment	27,768	5,000
Amortization of debt issuance costs	1,329	1,725
Deferred income taxes	(1,420)	(9,442)
Bad debt expense	13,664	21,010
Excess tax benefits from stock-based awards	(130)	(11,855)
Other	(52)	847
Changes in current assets and liabilities:
Accounts receivable	65,796	88,309
Inventories	(51,935)	(107,897)
Prepaid expenses and other assets	(14,347)	(14,756)
Accounts payable, accrued expenses and other liabilities	(48,299)	(24,294)
Net cash provided by operating activities	114,005	104,932
Cash flows from investing activities:
Capital expenditures	(28,504)	(45,289)
Other	(627)	(1,402)
Net cash used in investing activities	(29,131)	(46,691)
Cash flows from financing activities:
Borrowings under term loan	—	500,000
Repayments of term loan	(18,750)	(228,125)
Borrowings under revolving credit facility	152,000	265,000
Repayments of revolving credit facility	(142,000)	(65,000)
Payments of debt issuance costs	—	(6,624)
Repurchase of common stock	(16,566)	(52,063)
Cash dividends paid	(54,880)	(579,516)
Proceeds from issuance of common stock	1,824	14,755
Tax withholdings related to stock-based awards	(3,116)	(15,334)
Excess tax benefits from stock-based awards	130	11,855
Net cash used in financing activities	(81,358)	(155,052)
Net increase in cash and cash equivalents	3,516	(96,811)
Cash and cash equivalents at beginning of period	63,926	159,985
Cash and cash equivalents at end of period	$67,442	$63,174

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	September 30, 2016			September 30, 2015
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA (Non-GAAP measure)	$58,020	$4,889	$62,909	$67,109	$11,028	$78,137
Stock-based compensation expense	(3,671)	(568)	(4,239)	(3,292)	(1,097)	(4,389)
Depreciation and amortization	(7,304)	(3,214)	(10,518)	(7,318)	(3,290)	(10,608)
Loss on sale of businesses and asset impairment (a)(b)	—	(11,195)	(11,195)	—	(5,000)	(5,000)
Distribution center closure (c)	—	—	—	(189)	—	(189)
Loss on disposition of fixed assets	(82)	—	(82)	(115)	(3)	(118)
Operating income	$46,963	$(10,088)	$36,875	$56,195	$1,638	$57,833
Interest expense, net			(4,001)			(4,063)
Income before income taxes			32,874			53,770
Income tax provision			(12,716)			(19,562)
Net income			$20,158			$34,208

	Nine Months Ended			Nine Months Ended
	September 30, 2016			September 30, 2015
	HSN	Cornerstone	Total	HSN	Cornerstone	Total
Adjusted EBITDA (Non-GAAP measure)	$184,990	$26,052	$211,042	$201,493	$39,820	$241,313
Stock-based compensation expense	(11,577)	(3,121)	(14,698)	(10,518)	(3,296)	(13,814)
Depreciation and amortization	(21,582)	(10,163)	(31,745)	(22,326)	(10,616)	(32,942)
Loss on sale of businesses and asset impairment (a)(b)	—	(31,595)	(31,595)	—	(5,000)	(5,000)
Distribution center closure (c)	—	—	—	(3,221)	—	(3,221)
Loss on disposition of fixed assets	(86)	—	(86)	(779)	(11)	(790)
Operating income	$151,745	$(18,827)	$132,918	$164,649	$20,897	$185,546
Interest expense, net			(11,988)			(11,241)
Income before income taxes			120,930			174,305
Income tax provision			(45,742)			(64,776)
Net income			$75,188			$109,529

(a) Cornerstone recorded a loss on the sale of TravelSmith and Chasing Fireflies of $11.2 million in the third quarter of 2016 and related asset impairment charges of $20.4 million in the second quarter of 2016.
(b) Cornerstone recorded a $5.0 million non-cash charge for the impairment of intangible assets related to Chasing Fireflies in the third quarter of 2015.
(c) HSN recorded $0.2 million and $3.2 million in the third quarter and nine months ended September 30, 2015, respectively, for certain costs associated with the planned closure of one of its distribution centers.

HSN, INC. RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED EPS TO ADJUSTED NET INCOME AND ADJUSTED EPS
(unaudited; in thousands except per share amounts)
	Three Months Ended
	September 30,
	2016		2015
	Net Income	EPS	Net Income	EPS
GAAP	$20,158	$0.38	$34,208	$0.64
Loss on sale of businesses and asset impairment charges (a)(b)	7,077	0.13	3,150	0.06
Distribution center closure (c)	—	—	118	—
Non-GAAP Adjusted	$27,235	$0.52	$37,476	$0.70
GAAP diluted weighted average shares outstanding		52,844		53,495

	Nine Months Ended
	September 30,
	2016		2015
	Net Income	EPS	Net Income	EPS
GAAP	$75,188	$1.42	$109,529	$2.04
Loss on sale of businesses and asset impairment charges (a)(b)	19,894	0.38	3,150	0.06
Distribution center closure (c)	—	—	2,012	0.04
Non-GAAP Adjusted	$95,082	$1.80	$114,691	$2.14
GAAP diluted weighted average shares outstanding		52,901		53,637

(a) In the third quarter of 2016, Cornerstone recorded a loss of $11.2 million, or $7.1 million net of tax, related to the sale of TravelSmith and Chasing Fireflies. Additionally, in the second quarter of 2016, Cornerstone recorded a non-cash impairment charge of $20.4 million, or $12.8 million net of tax, related to these assets which were held for sale as of June 30, 2016.
(b) In the third quarter of 2015, Cornerstone recorded a non-cash charge of $5.0 million, or $3.2 million net of taxes, for the impairment of intangible assets related to Chasing Fireflies.
(c) In 2015, HSN recorded $3.2 million, or $2.0 million net of tax, for certain costs associated with the planned closure of one of its distribution centers.

HSN, INC.’S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries.  Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company’s definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi’s consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi’s consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Contacts:
Felise Glantz Kissell (Analysts/Investors)
727-872-7529
felise.kissell@hsn.net

Jill Kermes (Media)
727-872-4390
jill.kermes@hsn.net